.	Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER FISCAL 2014 RESULTS

JACKSON, Miss. (March 31, 2014) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the third quarter and nine months ended March 1, 2014.

Net sales for the third quarter of fiscal 2014 were $395.5 million compared with net sales of $360.4 million for the third quarter of fiscal 2013. The Company reported net income of $42.9 million, or $1.78 per basic share and $1.77 per diluted share, for the third quarter of fiscal 2014 compared with $30.6 million, or $1.27 per basic and diluted share, for the third quarter of fiscal 2013.

For the first nine months of fiscal 2014, net sales were $1,069.3 million compared with net sales of $962.2 million for the prior-year period. The Company reported net income of $77.7 million, or $3.23 per basic share and $3.22 per diluted share, for the first nine months of fiscal 2014 compared with net income of $54.3 million, or $2.26 per basic and diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Cal-Maine Foods delivered a solid performance for the third quarter of fiscal 2014 with our net sales up 10 percent over the same period last year. The higher sales reflect both improved volumes through the holiday season and higher average selling prices compared with the third quarter of fiscal 2013. Consumer demand for shell eggs has been strong at the retail level for both generic and specialty eggs, supported by below average temperatures across the country. In addition, the egg products segment of the industry has continued to experience strong demand due to the introduction of breakfast items at many quick serve restaurants, as well as increased exports.

“Sales of specialty eggs have increased throughout this fiscal year and were up 9.0 percent for the third quarter,” added Baker. “Specialty egg sales accounted for 17.4 percent of dozen eggs sold and 23.7 percent of total shell egg sales revenue for the third quarter of fiscal 2014, compared with 16.7 percent of dozen eggs sold and 23.6 percent of total shell egg sales revenue for the third quarter of fiscal 2013. We believe the performance of specialty eggs will continue to be a key driver of our growth as we capitalize on favorable consumer demand trends. We remain focused on identifying additional opportunities to market and sell specialty eggs and enhance our product mix.”

“We are pleased with our improved operating performance during the third quarter. We were able to benefit from lower feed costs compared with the same period last year. Operating income was $46.6 million for the third quarter of fiscal 2014, up 51 percent compared with $30.9 million for the third quarter of fiscal 2013. Overall, our operations have continued to run well and our Board recently approved production expansion projects for our existing operations in Florida, Texas and Kentucky. These expansions will enhance our operating efficiencies and the additional capacity will allow us to purchase fewer eggs in the spot egg market where prices may be more expensive,” added Baker.

As previously announced, on March 1, 2014, the Company completed the acquisition of 50 percent of the membership interests of Delta Egg Farm, LLC from Sunbest Foods of Iowa, Inc., a Moark, LLC affiliate. Delta Egg Farm, LLC was previously an unconsolidated joint venture of the Company. As a result of this transaction, Delta Egg Farm, LLC, is now a wholly owned subsidiary of the Company. For the third quarter of fiscal 2014, the Company recorded a non-recurring, non-cash gain of $4.0 million in other income for the excess of the purchase price over the carrying value of the Company’s 50 percent investment in the joint venture. This gain is non-taxable, and therefore resulted in a $1.5 million reduction to the Company’s income tax expense for the third quarter of fiscal 2014. Additionally, the Company recorded a $3.7 million decrease to deferred income tax liabilities related to the tax basis of the equity investment in the joint venture. Delta Egg’s assets include a feed mill and egg production complex with capacity for approximately 1.2 million laying hens, located near Delta, Utah, and an organic egg production complex with capacity for approximately 400,000 laying hens located near Chase, Kansas.

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CALM Reports Third Quarter Fiscal 2014 Results

March 31, 2014

Baker added, “We are pleased to assume the full ownership and management of Delta Egg Farm, LLC as we integrate these additional facilities into our operations. This transaction further advances our strategy to expand our capacity and grow our business through selective acquisitions. We look forward to the additional market opportunities ahead for Cal-Maine Foods in fiscal 2014.”

For the third quarter of fiscal 2014, Cal-Maine Foods will pay a cash dividend of approximately $0.591 per share to holders of its common and Class A common stock. Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable May 15, 2014, to shareholders of record on April 30, 2014.

Selected operating statistics for the third quarter and year to date periods of fiscal 2014 compared with the prior year periods are shown below:

	13 Weeks Ended		39 Weeks Ended
	March 1, 2014	March 2, 2013	March 1, 2014	March 2, 2013

Dozen Eggs Sold (000)	268,942	257,051	764,257	705,176
Dozen Eggs Produced (000)	189,407	185,632	554,672	523,383

% Specialty Sales (dozen)	17.4%	16.7%	16.7%	16.4%

Net Average Selling Price (dozen)	$1.416	$1.351	$1.338	$1.308
Feed Cost (dozen)	$0.459	$0.547	$0.495	$0.545

% Specialty Sales Dollars	23.7%	23.6%	24.0%	23.4%

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Third Quarter Fiscal 2014 Results

March 31, 2014

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended		39 Weeks Ended
	March 1,	March 2,	March 1,	March 2,
	2014	2013	2014	2013
Net sales	$395,522	$360,373	$1,069,325	$962,171
Gross profit	91,895	67,047	211,473	163,060
Operating income	46,596	30,911	98,524	66,874
Other income	12,003	14,971	14,772	16,106
Income before income taxes	58,599	45,882	113,296	82,980

Net income	$42,583	$30,551	$77,715	$54,256

Net income per common share:
Basic	$1.78	$1.27	$3.23	$2.26
Diluted	$1.77	$1.27	$3.22	$2.26

Weighted average shares outstanding:
Basic	24,047	24,035	24,061	23,966
Diluted	24,162	24,104	24,155	24,013

SUMMARY BALANCE SHEETS

	March 1, 2014	June 1, 2013
ASSETS
Cash and short-term investments	$190,648	$182,888
Receivables	97,795	82,586
Inventories	149,296	147,993
Prepaid expenses and other current assets	2,170	1,414
Current assets	439,909	414,881

Property, plant and equipment (net)	306,528	266,008
Other noncurrent assets	50,640	64,738
Total assets	$797,077	$745,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$86,550	$99,827
Current maturities of long-term debt	10,577	10,373
Deferred income taxes	31,571	19,995
Current liabilities	128,698	130,195

Long-term debt, less current maturities	53,384	54,647
Deferred income taxes and other liabilities	42,140	42,741
Stockholders' equity	572,855	518,044
Total liabilities and stockholders' equity	$797,077	$745,627

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